Exhibit 99.1

Lowrance Declares $0.30 Per Share Cash Dividend

     TULSA, OKLAHOMA, September 12, 2005 . . . LOWRANCE ELECTRONICS, INC. (NASDAQ:LEIX) today announced a dividend of $0.30 per common share payable on September 29, 2005 to shareholders of record on September 22, 2005.

     “The Company’s record results for fiscal 2005 were highlighted by a record fourth quarter, with sales increasing 59% compared to the same period ended July 31, 2004. Our continuing strong sales gains and profitability enabled the Board of Directors to declare this cash dividend. Future dividend payments will be dependent upon financial results and the continued favorable tax treatment of dividend payments,” said Darrell Lowrance, president of Lowrance Electronics.

     Lowrance recently reported that August 2005 sales increased over 37% compared to sales for the same month last year.

About Lowrance Electronics

     Lowrance Electronics, Inc. (www.lowrance.com), designs, manufactures and markets SONAR and GPS products, digital mapping systems and accessories under the brand names “Lowrance,”® and “Eagle"® Electronics, “Lowrance Automotivetm” and “Lowrance Avionics"®. These products are used in the following primary product markets: marine, general consumer (which includes handheld GPS outdoor recreational use and voice turn-by-turn navigational systems for aftermarket automotive use) and aviation.

      This press release may include certain statements concerning expectations for the future that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control, including factors discussed in the Company’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. While the Company makes these statements and projections in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

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